OFFER TO PURCHASE FOR CASH
1,462,640 ORDINARY SHARES
of
GIVEN IMAGING LTD.
at
$16.54 NET PER SHARE
by
ELRON ELECTRONIC INDUSTRIES LTD.

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, AND 5:00 P.M., ISRAEL TIME, ON MONDAY, JUNE 16, 2008, UNLESS THE OFFER IS EXTENDED.

     May 16, 2008

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

We have been appointed by Elron Electronic Industries Ltd. (the “Purchaser”), to act as Information Agent in connection with the Purchaser’s offer to purchase 5.0% of the issued and outstanding ordinary shares (currently 1,462,640 ordinary shares), par value NIS 0.05 per share (the “Shares”) of Given Imaging Ltd. (“Given Imaging”), at a price of $16.54 per Share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms of, and subject to the conditions to, the Offer to Purchase, dated as of the date hereof (the “Offer to Purchase”) and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) enclosed herewith. The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

We urge you to contact your clients as promptly as possible. Please note that the initial period of the Offer and withdrawal rights expire at 10:00 a.m., New York time, and 5:00 p.m., Israel time on Monday, June 16, 2008 (the “Initial Completion Date”), unless the Offer is extended.

Your attention is directed to the following:

1. The offer price is $16.54 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

2. The Purchaser has obtained an approval from the Israeli Tax Authority, or the ITA, with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of Shares pursuant to the Offer. Based on the approval, the U.S. Depositary, as the Purchaser’s agent, may be required to withhold 25% of the gross proceeds payable to shareholders who tender their Shares in the Offer, if your client fails to complete and return the enclosed Declaration of Status for Israeli Income Tax Purposes (the “Declaration Form”). Accordingly, if your client determines to tender his or her Shares in the Offer, you should also request instructions as to whether he or she is eligible for an exemption from Israeli withholding tax or a more favorable Israeli withholding tax rate by completing the Declaration Form.

In general, if your client(s) certifies, by completing the Declaration Form, that it is (1) NOT a “resident of Israel” for purposes of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”), and (i) acquired the Shares after Given Imaging’s initial public offering on Nasdaq (i.e., after October 3, 2001) or (ii) acquired the Shares prior to Given Imaging’s initial public offering on Nasdaq and submits an A-114 Form approving such shareholder’s residence in a country with whom Israel has a tax treaty which exempts Israeli capital gains tax, duly signed by the tendering shareholder and authorized by the tax authority of such country or (2) a bank, broker or financial institution resident in Israel that (i) is holding the Shares solely on behalf of its beneficial shareholder(s) (so-called “street name” holders), and (ii) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by it to its beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by the Purchaser pursuant to the Offer (an “Eligible Israeli Broker”), your client is eligible for an exemption from Israeli withholding tax. See Section 2 and Section 5 of the Offer to Purchase. Further, if your client(s) certifies by completing the Declaration Form, that it is (1) a “resident of Israel” for purposes of the Ordinance and (2) acquired the Shares after Given Imaging’s initial public offering on Nasdaq (i.e., after October 3, 2001), your client(s) is eligible for a reduced Israeli withholding tax of 8.61% of the gross proceeds payable to your client(s) pursuant to the Offer.

With respect to U.S. backup withholding taxes, see Section 5 of the Offer to Purchase.

The Purchaser, with the assistance of the U.S. Depositary and the Depository Trust Company (“DTC”), has established a procedure whereby, if (and only as long as you may tender the Shares on behalf of your clients pursuant to the Offer) you tender Shares in the Offer through DTC, you will be able to classify, electronically, the Shares into the following categories: (1) Shares that are tendered on behalf of your clients who certified to you, by completing the Declaration Form, that they are eligible for an exemption from Israeli withholding tax (“Category One Shares”), (2) Shares that are tendered on behalf of your clients who are not eligible for such exemption and are subject to 25% withholding and (3) Shares that are tendered on behalf of your clients who are not eligible for such exemption and are subject to 8.61% withholding (“Category Three Shares”).

By so classifying, through such DTC system, you will be deemed to certify to the U.S. Depositary and to the Purchaser that based on a careful review of the Declaration Forms received by you, the Shares that you classified as Category One Shares, are held by non-Israeli residents meeting the requirements set forth in the Declaration Form and/or Eligible Israeli Broker(s) and the Shares that you classified as Category Three Shares, are held by Israeli residents meeting the requirements set forth in the Declaration Form. You are reminded that the ITA may have the right to audit the Declaration Forms, and if you refuse, Israeli withholding tax may be imposed. If you fail to meet the deadlines for tendering shares in the offer, make untimely classifications or make incorrect classifications, you will be required to claim any withholding tax directly from the ITA. NOTE: A CLIENT OF YOURS THAT IS AN ELIGIBLE ISRAELI BROKER MAY COMPLETE THE DECLARATION FORM IF IT IS HOLDING THE SHARES SOLELY ON BEHALF OF HIS CLIENTS, THE BENEFICIAL SHAREHOLDERS.

For further details, you may approach either us or DTC.

3. The Offer is being made for 5.0% of the issued and outstanding Shares (currently 1,462,640 issued and outstanding Shares).

4. Shareholders may tender their Shares or deliver Notices of Objection until 10:00 a.m., New York time, and 5:00 p.m., Israel Time, on the Initial Completion Date (unless the Offer is extended by the Purchaser). The period from the commencement of the Offer until the Initial Completion Date (as may be extended by the Purchaser) is referred to as the Initial Offer Period.

5. Promptly following the Initial Completion Date, the Purchaser will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser. As required by Israeli law, if the conditions to the Offer are satisfied or, subject to applicable law, waived by the Purchaser and if, with respect to each Share held by a shareholder:

—	such shareholder has not yet responded to the Offer,

—	such shareholder has notified the Purchaser (through you) of his or her objection to the Offer, or

—	such shareholder has tendered such Share (through you) but have withdrawn (through you) such tender prior to the Initial Completion Date,

such shareholder will be afforded an additional four calendar-day period following the Initial Completion Date, during which he or she may tender such Share. This additional period is referred to as the Additional Offer Period. These dates will change if the Purchaser decides to extend the Initial Offer Period. Shareholders may withdraw any previously tendered Shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period. See “Introduction,” Section 1, Section 3 and Section 4 of the Offer to Purchase.

If, with respect to all or any portion of his or her Shares, a shareholder objects to the Offer during the Initial Offer Period and the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser, such shareholder may tender such Shares during the Additional Offer Period.

6. Conditions to the Offer include, among other things, that:

—

prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there shall have been validly tendered and not properly withdrawn Shares representing at least 5.0% of the issued and outstanding shares of Given Imaging on the Initial Completion Date (currently, at least 1,462,640 Shares); and

—

as required by Israeli law, at 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Shares (excluding the Shares held by the Purchaser, certain of its affiliates and certain of Given Imaging’s affiliates) validly tendered and not properly withdrawn must be greater than the number of Shares represented by Notices of Objection to the Offer.

The Offer is not conditioned on the availability of financing or the approval of the board of directors of Given Imaging. Please see Section 11 of the Offer to Purchase, which sets forth in full the conditions to the Offer and specifies those conditions to the Offer that are waiveable by the Purchaser.

7. If more than 5.0% of the issued and outstanding Shares are validly tendered and not properly withdrawn prior to the expiration of the Additional Offer Period (the “Final Expiration Date”), the Purchaser will purchase no more than 5.0% of the issued and outstanding Shares on a pro rata basis from all tendering shareholders (currently 1,462,640 Shares). In these circumstances, the number of Shares that the Purchaser will purchase from each tendering shareholder will be based on the total number of Shares validly tendered and not properly withdrawn by all shareholders prior to the Final Expiration Date.

8. Promptly following the Final Expiration Date, the Purchaser will announce the results of the Offer and the proration factor, if any. If the Purchaser is unable to promptly determine the final proration results, the Purchaser will announce the preliminary results. Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

Explanation of Notice of Objection. Under Israeli law, the shareholders of Given Imaging may respond to the Offer by accepting the Offer and tendering all or any portion of their Shares in accordance with the Offer to Purchase or by notifying the Purchaser of their objection to the Offer by executing and delivering Notices of Objection. Alternatively, they may simply not respond to the Offer and not tender their Shares. It is a condition to the Offer that, at 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Shares tendered in the Offer is greater than the number of shares represented by Notices of Objection. If this and the other conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser, shareholders will be afforded an additional four calendar days to tender their Shares in the Offer, but Notices of Objection will no longer be accepted. See Section 3 of the Offer to Purchase.

IMPORTANT: IF A SHAREHOLDER SUBMITS A NOTICE OF OBJECTION WITH RESPECT TO HIS OR HER SHARES AND THEREAFTER, DELIVERS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS THOSE SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION. SIMILARLY, IF A SHAREHOLDER SUBMITS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS HIS OR HER SHARES AND THEREAFTER, HE OR SHE DELIVERS TO YOU A NOTICE OF OBJECTION WITH RESPECT TO THOSE SHARES, PLEASE DISREGARD THE LETTER OF TRANSMITTAL. IF A SHAREHOLDER SUBMITS A LETTER OF TRANSMITTAL AND A NOTICE OF OBJECTION CONCURRENTLY WITH RESPECT TO THE SAME SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION.

Enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, are copies of the following documents:

1. Offer to Purchase;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

4. Notice of Objection for your use in objecting to the Offer on behalf of your clients;

5. Declaration Form, including Form A114;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. Return envelope addressed to American Stock Transfer & Trust Company, as U.S. Depositary.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing the Shares (or a confirmation of a book-entry transfer of the shares into the U.S. Depositary’s account at the DTC), (2) the Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message (as described in the Offer to Purchase) and (3) any other required documents. Tender of shares through guaranteed delivery procedures is not allowed.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of shares pursuant to the Offer (other than to the U.S. and Israeli Depositaries, Information Agent and its Israeli counsel). However, the Purchaser will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will NOT pay or cause to be paid any stock transfer taxes payable with respect to the transfer of shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the undersigned at our address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

ENCLOSURES.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person as the agent of the Purchaser, the Information Agent or the U.S. Depositary, or of any affiliate of any of them, or authorize you or any other person to use any document or to make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.